Exhibit 10.1

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of October 22, 2018, is among KLX ENERGY SERVICES HOLDINGS, INC. a Delaware corporation (the “Company”), each Guarantor that is a signatory hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”), the Issuing Lenders and the Lenders.

Recitals

A.            The Company, the Administrative Agent, the Issuing Lenders and the Lenders are parties to that certain Credit Agreement dated as of August 10, 2018 (as amended, modified, supplemented, restated or amended and restated prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans to, and extensions of credit on behalf of, the Company on and after the Funding Date, subject to the terms and conditions of the Credit Agreement.

B.            The Company, the Administrative Agent and the Lenders party hereto have agreed, subject to the terms and conditions herein, to amend certain provisions of the Credit Agreement to, among other things, permit the Company to issue certain senior secured notes as described herein.

C.            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Defined Terms.  Each capitalized term used herein but not otherwise defined herein has the meaning given to such term in the Credit Agreement.

Section 2.              Amendments to Credit Agreement.

2.1            Amendments to Section 1.2.

(a)   The following term is hereby added to Section 1.2 of the Credit Agreement in the appropriate alphabetical order:

“Motley Acquisition” means the acquisition of 100% of the outstanding unit rights of Motley Services, LLC and its subsidiaries pursuant to that certain Unit Purchase Agreement dated as of October 22, 2018 (the “Motley Acquisition Agreement”), without giving effect to any amendments thereto, by and among District 5 Investments, LP, a limited partnership organized under the laws of Texas, 3M Capital, Inc. a corporation organized under the laws of Texas, and Marco D. Davis, as the sellers, KLX Energy Services LLC, a limited liability company organized under the laws of Delaware, as buyer, and the Borrower, as parent.

“Motley Acquisition Agreement” has the meaning specified in the definition of “Motley Acquisition”.

“Motley Tax Redemption” means any redemption of Equity Interests of the Company (that have been issued as consideration in connection with the Motley Acquisition) in accordance with the Motley Acquisition Agreement and related share purchase agreements in order to pay the recipient’s income tax liability with respect to the issuance of such Equity Interests.

“Specified Secured Senior Notes” means senior secured notes in an aggregate principal amount not to exceed $300,000,000, a portion of which will be used to consummate the Motley Acquisition.

“Specified Secured Senior Notes Redemption” means the redemption in full of the Specified Secured Senior Notes at 100.0% of the principal amount thereof, together with accrued interest thereon in accordance with the terms of the Specified Secured Senior Notes in the event that (i) the Motley Acquisition is not consummated on or prior to  November 30, 2018 or (ii) at any time prior to November 30, 2018, the Unit Purchase Agreement relating to the Motley Acquisition is terminated without the Motley Acquisition being consummated.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Company and its Restricted Subsidiaries that are deposited in or credited to deposit accounts or securities accounts subject to Liens in favor of the Administrative Agent and that are not “restricted” for purposes of GAAP.

(b)   The following terms in Section 1.2 of the Credit Agreement are hereby amended and restated in their entirety:

“Capital Lease” means, of any Person, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person; provided, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Funding Date, be considered a “Capital Lease” as a result of any changes in GAAP that take effect subsequent to the Funding Date.

“Fixed Charge Coverage Ratio” means, on any date for the applicable Measurement Period, the ratio of (i) Consolidated EBITDA minus Unfinanced Capital Expenditures to (ii) the sum of Fixed Charges.

“Measurement Period” has the meaning specified in the definition of “Required Ratio”.

“Required Ratio” means, on any date of determination with respect to any incurrence of Indebtedness under Sections 9.2(f), 9.2(g) (except for the Specified Secured Senior Notes), 9.2(i) and 9.2(l), for the applicable Measurement Period, the ratio of (x) Consolidated Total Indebtedness (net of Unrestricted Cash, only in the event that the aggregate principal amount of Loans outstanding on such date does not exceed $10,000,000) as of the end of such period to (y) Consolidated EBITDA for the applicable Measurement Period shall: (1)(i) with respect to incurrence of Indebtedness under Sections 9.2(f), 9.2(g) (except for the Specified Secured Senior Notes) and 9.2(l), not exceed 2.0 to 1.0 and (ii) with respect to incurrence of Indebtedness under Section 9.2(i), not exceed 3.0 to 1.0 or (2) with respect to any such Indebtedness incurred in connection with a Permitted Acquisition or any other Investment permitted under this Agreement, not exceed (A) such ratio existing immediately prior to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or Investment permitted under this Agreement or (B) 3.0 to 1.0;

provided that, in each case, (A) all pro forma calculations of such ratio within this definition shall include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) for any Indebtedness incurred in connection with Sections 9.2(f) or 9.2(i) or a Permitted Acquisition or Investment, pro forma calculations of such ratio shall be accompanied by a certificate from a Responsible Officer on behalf of the Company delivered to the Administrative Agent no less than fifteen (15) days prior to the incurrence of any such Indebtedness, certifying that such calculation has been prepared in good faith based upon reasonable assumptions and giving effect to such incurrence on a pro forma basis, the Company is in compliance with the Required Ratio.

Commencing with the fiscal quarter of the Company ended as of April 30, 2018 (which shall constitute the ‘first fiscal quarter’ of the Company for the purpose of this annualization), for the purpose of calculating the Required Ratio, Consolidated EBITDA shall be annualized in the following manner for the first three fiscal quarters of the Company: (i) for the first fiscal quarter of the Company ended as of April 30, 2018, Consolidated EBITDA for such fiscal quarter shall be multiplied by 4, (ii) for the second fiscal quarter of the Company ending as of July 31, 2018, Consolidated EBITDA for the first two fiscal quarters of the Company shall be multiplied by 2, and (iii) for the third fiscal quarter of the Company ending as of October 31, 2018, Consolidated EBITDA for the first three fiscal quarters of the Company shall be multiplied by 4/3. From the fourth fiscal quarter of the Company ending as of January 31, 2019 and thereafter, the Required Ratio shall be calculated based on the results for the immediately preceding four fiscal quarter period for which financial statements have been delivered to the Administrative Agent or are available on EDGAR, or otherwise publicly filed.  ‘Measurement Period’ means the most recent period of four consecutive fiscal quarters (or with respect to the quarters described in this paragraph, the period described in this paragraph) of the Company for which financial statements have been or are required to be delivered pursuant to this Agreement.

(c)   The term “Borrower” in the definitions of “Borrowing Base” and “Plan” is hereby deleted and replaced with the term “Company”.

(d)   The definition of “Consolidated EBITDA” is hereby amended by (i) replacing the words “period of four consecutive fiscal quarters (each a ‘Measurement Period’)” with the words “Measurement Period” and (ii) adding the words “Required Ratio or ratio of Consolidated Total Indebtedness to Consolidated EBITDA” immediately following the words “Fixed Charge Coverage Ratio” in the last paragraph of such definition.

2.2            Amendment to Section 8.2.  Section 8.2 of the Credit Agreement is hereby amended by adding a new Section 8.2(j) as follows:

“(j)            Corporate Information.     The Company shall deliver to the Administrative Agent and Collateral Agent, with respect to any Credit Party, promptly (and in any event within no more than thirty (30) days following such change) written notice of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) legal identification number. The Company shall take all necessary action so that the Lien in favor of the Collateral Agent pursuant to this Agreement and/or the Security Documents is perfected with the same priority as immediately prior to such change to the extent required by the Credit Documents. The Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.”

2.3            Amendments to Section 9.2.  Section 9.2 of the Credit Agreement is hereby amended as follows:

(a)   Section 9.2(e) is hereby amended by: deleting sub-clause (C) of Section 9.2(e) in its entirety; and replacing “$20,000,000” with $40,000,000” in sub-clause (B) of Section 9.2(e).

(b)   Section 9.2(f) is hereby amended by replacing the “and” prior to sub-clause (B) with “,” and adding the following new sub-clause (C):

“and (C) owed under Section 2.01(d) of the Motley Acquisition Agreement.”

(c)   Section 9.2(g) is hereby amended by: deleting the “(x)” before the words “any financial covenant”; deleting the “or” after the words “in this Agreement” in sub-clause (A) of Section 9.2(g)(iv); deleting paragraph (y) of sub-clause (A) of Section 9.2(g)(iv) in its entirety; and deleting sub-clause (E) of Section 9.2(g)(iv) in its entirety.

(d)   The “and” at the end of Section 9.2(j)(vii) shall be deleted, the period at the end of Section 9.2(k) shall be deleted and replaced with “; and” and the following new Section 9.2(l) shall be added:

“(l)          the Specified Secured Senior Notes to the extent such notes are issued on or prior to November 30, 2018 and (i) remain outstanding pursuant to the terms thereof as a result of the consummation of the Motley Acquisition or (ii) are redeemed pursuant to the Specified Secured Senior Notes Redemption.”

2.4            Amendments to Section 9.3.  Section 9.3 of the Credit Agreement is hereby amended as follows:

(a)   Section 9.3(i) of the Credit Agreement is hereby amended by adding the words “the Motley Acquisition,” immediately following the words “Liens on assets acquired in connection with”.

(b)   Section 9.3(r) of the Credit Agreement is hereby amended by adding the words “and Section 9.2(l)” immediately following the words “Liens to secure Indebtedness permitted under Section 9.2(g)”.

(c)   The final sentence of Section 9.3 is hereby amended and replaced in its entirety with the following:

“No Liens shall be permitted to exist, directly or indirectly, (i) on the Collateral (as defined in the Pledge and Security Agreements), other than Liens permitted under paragraphs (a) to (s) of this Section 9.3, or (ii) on any Real Property owned by the Company or any Subsidiaries, other than Liens created under paragraphs (d), (e) and (r) of this Section 9.3 and which, in the case of paragraph (r) of this Section 9.3, may be senior to any Liens on such Real Property securing the Finance Obligations; provided that none of the Liens permitted pursuant to this Section 9.3 may at any time attach to any Credit Party’s (1) Accounts, other than those permitted under paragraph (a), (n) and (r) above or created pursuant to any Credit Document and (2) Inventory, other than those permitted under paragraphs (a), (b), (n) and (r) above or created pursuant to any Credit Document.”

2.5            Amendment to Section 9.7.  Section 9.7 of the Credit Agreement is hereby amended by deleting the “and” at the end of Section 9.7(l), deleting the period at the end of Section 9.2(m) and replacing it with “; and” and adding the following new Section 9.7(n):

“(n)       the Motley Acquisition.”

2.6            Amendment to Section 9.9.  Section 9.9 of the Credit Agreement is hereby amended by deleting the “and” at the end of Section 9.9(c), deleting the period at the end of Section 9.9(d) and replacing it with “; and” and adding the following new Section 9.9(e):

“(e)         The Company and its Restricted Subsidiaries may effect the Motley Tax Redemption; provided that the aggregate amount of such payments with respect to the Motley Tax Redemption shall not exceed $5,000,000.”

2.7            Amendment to Section 9.12.  Section 9.12 of the Credit Agreement is hereby amended by adding the following Section 9.12(c):

“(c)       Notwithstanding Sections 9.12(a) and (b), the Specified Secured Senior Notes may be mandatorily redeemed pursuant to the Specified Secured Senior Notes Redemption in accordance with Section 9.2(l)”

2.8            Amendment to Section 9.14.  Clause (iv) of Section 9.14 of the Credit Agreement is hereby amended by deleting the words “paragraph (a)” and “secured” therefrom.

Section 3.              Form of Intercreditor Agreement. The Lenders hereby approve the Intercreditor Agreement in substantially the form attached as Annex A hereto, or with such modifications thereto as may be agreed by the Required Lenders, and the subordination of liens on the Collateral as specified therein, to the Specified Secured Senior Notes as set forth therein. Furthermore, each party hereto hereby agrees that the Collateral Agent and the Company may agree such amendments, supplements or other modifications to the Security Documents to reflect the relative priorities of the Liens on the Collateral as set forth in the Intercreditor Agreement and the other terms set forth therein.

Section 4.              Conditions Precedent.  This Amendment shall become effective on the date (such date, the “Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 12.1 of the Credit Agreement):

4.1            The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable in connection with this Amendment or any other Credit Document on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company pursuant to this Amendment or any other Credit Document.

4.2            The Administrative Agent shall have received a counterpart of this Amendment signed by the Company and Lenders constituting the Required Lenders.

4.3            The Administrative Agent shall have received a certificate from a Responsible Officer of the Company certifying that:

(a)   The representations and warranties contained in the Credit Agreement are true and correct in all material respects (unless already qualified by materiality, in which case such applicable representation and warranty is true and correct) as of the Amendment Effective Date (or as of such earlier date if the representation or warranty specifically relates to an earlier date); and

(b)   No Default or Event of Default has occurred and is continuing.

The Administrative Agent is hereby authorized and directed to declare this Amendment to be effective (and the Amendment Effective Date shall occur) when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 (or the waiver of such conditions as permitted in Section

12.1 of the Credit Agreement).  Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 5.              Miscellaneous.

5.1            Confirmation.  All of the terms and provisions of the Credit Agreement, as amended by this Amendment, are, and shall remain, in full force and effect following the effectiveness of this Amendment.

5.2            Ratification and Affirmation; Representations and Warranties.  The Company hereby (a) acknowledges the terms of this Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, the Credit Agreement and agrees that the Credit Agreement remains in full force and effect as expressly amended by this Amendment; (c) agrees that from and after the Amendment Effective Date (i) each reference to the Credit Agreement in the other Credit Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment and (ii) this Amendment does not constitute a novation of the Credit Agreement; and (d) represents and warrants to the Lenders that as of the date hereof, and immediately after giving effect to the terms of this Amendment, the execution, delivery, and performance by the Company and the consummation of the transactions contemplated by this Amendment (i) are within the Company’s organizational powers, (ii) have been duly authorized by all necessary action of the board of directors of the Company, (iii) do not contravene the certificate of incorporation or bylaws of the Company, (iv) do not contravene any Requirement of Law or any material Contractual Obligation binding on or affecting the Company except for immaterial laws or Contractual Obligations, the noncompliance with which would not reasonably be expected to result in a Material Adverse Effect, (v) do not result in or require the creation or imposition of any Lien prohibited by the Credit Agreement and (vi) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to have a Material Adverse Effect.

5.3            Credit Document.  This Amendment is a Credit Document.

5.4            Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5.5            No Oral Agreement.  This Amendment, the Credit Agreement and the other Credit Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties.  There are no subsequent oral agreements between the parties.

5.6            GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF NEW YORK.  Sections 12.10 and 12.11 of the Credit Agreement are hereby  incorporated herein and apply hereto mutatis mutandis.

5.7            Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:	KLX ENERGY SERVICES HOLDINGS, INC.

	By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President and Chief Financial Officer

Acknowledged and agreed by:

GUARANTORS:	KLX ENERGY SERVICES LLC

	By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	President

KLX RE HOLDINGS LLC

	By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	President

First Amendment to Credit Agreement
Signature Page

ADMINISTRATIVE AGENT, COLLATERAL AGENT AND A LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Kody J. Nerios
	Name:	Kody J. Nerios
	Title:	Authorized Officer

First Amendment to Credit Agreement
Signature Page

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ William M. Plough
	Name:	William M. Plough
	Title:	Vice President

First Amendment to Credit Agreement
Signature Page